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Exhibit 21

Subsidiaries

Entity Name	Jurisdiction of Organization
PharmAthene US Corporation	Delaware
PharmAthene Canada, Inc.	Canada
PharmAthene UK Limited	United Kingdom

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  Exhibit 21
Subsidiaries